Exhibit 99.2

SILVERCREST METALS INC.

STOCK OPTION PLAN

EFFECTIVE JUNE 15, 2022

1.	Introduction and Interpretation

1.1	Purpose

The purpose of the Plan is to provide an incentive to the directors, Executive Officers, Employees, Consultants and other personnel of the Company or any of its subsidiaries to achieve the longer-term objectives of the Company; to give suitable recognition to the ability and industry of such persons who contribute materially to the success of the Company; and to attract to and retain in the employ of the Company or any of its subsidiaries persons of experience and ability by providing them with the opportunity to acquire an increased proprietary interest in the Company.

1.2	Definitions

In this Plan, the following terms have the following meanings:

(a)	"Administrative Agreement" has the meaning set forth in section 2.2(a);

(b)	"affiliate" has the meanings set forth in the Securities Act;

(c)	"Aggregate Insider Limit" has the meaning set forth in section 4.5(a);

(d)
"Applicable Law" means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and Stock Exchange Rules;

(e)	"Approval Date" has the meaning set forth in section 4.1(b);

(f)
"Blackout Period" means a period of time during which the Optionee cannot exercise an Option, or sell Shares, due to applicable policies of the Company in respect of insider trading, which period includes, without limitation, up to 48 hours after the Company has disseminated a news release with material information concerning the business and affairs of the Company;

(g)	"Board" means the board of directors of the Company as constituted from time to time;

(h)	"Business Day" any day that is not a Saturday, Sunday or holiday (as defined in the Interpretation Act (British Columbia)) in Vancouver, British Columbia;

(i)	"Change of Control" includes:

(i)
the acquisition whether directly or indirectly, by a person or company, or any persons or companies acting jointly or in concert (as determined in accordance with the Securities Act and the rules and regulations thereunder) of voting securities of the Company which, together with any other voting securities of the Company held by such person or company or persons or companies, constitute, in the aggregate, more than 50% of all outstanding voting securities of the Company;

(ii)
an amalgamation, arrangement or other form of business combination of the Company with another company which results in the holders of voting securities of that other company holding, in the aggregate, 50% or more of all outstanding voting securities of the Company (including a merged or successor company) resulting from the business combination;

(iii)	the sale, lease or exchange of all or substantially all of the property of the Company to another person, other than in the ordinary course of business of the Company or to a related entity; or

(iv)	any other transaction that is deemed to be a "Change of Control" for the purposes of this Plan by the Board in its sole discretion.

(j)	"Committee" means the Board, the Compensation Committee or such other persons as are designated by the Board to administer the Plan;

(k)	"Company" means SilverCrest Metals Inc. and its successors and assigns, and any reference in the Plan to action by the Company means action by or under the authority of the Board or the Committee;

(1)	"Consultant" means a person, other than an Employee, Executive Officer, or director of the Company or of a related entity of the Company, that

(i)	is engaged to provide services to the Company or a related entity of the Company, other than services provided in relation to a distribution,

(ii)	provides the services under a written contract with the Company or a related entity of the Company, and

(iii)	spends or will spend a significant amount of time and attention on the affairs and business of the Company or a related entity of the Company and includes

(iv)	for an individual Consultant, a corporation of which the individual Consultant is an Employee or shareholder, and a partnership of which the individual Consultant is an Employee or partner, and

(v)
for a Consultant that is not an individual, an Employee, Executive Officer, or director of the Consultant, provided that the individual Employee, Executive Officer, or director spends or will spend a significant amount of time and attention on the affairs and business of the issuer or a related entity of the issuer;

(m)	"Effective Date" means June 15, 2022;

(n)	"Eligible Person" means any director of the Company, Executive Officer, Employee, Consultant or other personnel of the Company (including any Subsidiary of the Company);

(o)	"Employee" means:

(i)
an individual who is considered an employee of the Corporation or its Subsidiary under the Income Tax Act (Canada) (and for whom income tax, employment insurance and Canada Pension Plan deductions must be made at source);

(ii)
an individual who works full-time for the Corporation or its Subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source; or

(iii)
an individual who works for the Corporation or its Subsidiary on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source;

(p)
"Exchange" means, collectively, the TSX, any successor thereto and any other stock exchange (including NYSE American), inter-dealer quotation network or other organized trading facility through which the Shares trade or are quoted from time to time;

(q)
"Executive Officer" means an individual who is (a) a chair or vice-chair of the Company (unless such individual acts in either position on a part-time or non-executive basis), (b) president of the Company or of a Subsidiary of the Company, (c) a vice-president in charge of a principal business unit, division or function of the Company or of a Subsidiary of the Company, including sales, finance or production, or (d) performing a policy-making function in respect of the Company or a Subsidiary of the Company;

(r)	"Exercise Price" means the price per Share at which the Optionee is entitled to purchase the underlying Share or Shares in the Corporation, subject to any adjustments pursuant to section 7.2;

(s)
"Expiry Date" means the date designated by the Board at the time of grant on which the Option expires and is of no further force and effect, except in accordance with the provisions related to a Blackout Period described in section 4.1(c);

(t)	"Individual Limit" has the meaning set forth in section 4.4;

(u)	"Insider" means an "insider" as defined in the TSX Company Manual, as amended from time to time;

(v)
"Long-Term Disability" means a circumstance whereby the Company is able and elects, either under the terms of an employment contract or at common law, to terminate or consider frustrated the employment of an Optionee due to the Optionee's long-term disability;

(w)	"Market Price" means, with respect to any particular date, the last closing price of the Shares on the TSX preceding the relevant date;

(x)
"Non-Employee Director" means a director of the Company who, at the relevant time, is not: (i) an Employee of the Company; (ii) an Executive Officer of the Company, or (iii) a Consultant to the Company;

(y)	"Notice of Grant of Options" means a written notice from the Company to the Optionee evidencing a grant of Options made pursuant to the Plan;

(z)	"Option" means an option to purchase a Share granted under the Plan, including the Pre-Plan Options;

(aa)	"Optionee" means an Eligible Person to whom an Option has been granted;

(bb)	"Plan" means the SilverCrest Metals Inc. Stock Option Plan, as amended and restated from time to time in accordance with its terms;

(cc)	"Plan Administrator" means the person or corporation appointed by the Company under section 2.2 to provide administrative services in respect of the Plan;

(dd)	"Pre-Plan Options" has the meaning set forth in section 3.3;

(ee)
"Retirement" means a resignation from employment with the Company by an Optionee in circumstances the Committee, acting reasonably, deems to constitute retirement from employment, and not resignation to obtain alternate employment;

(ff)	"Securities Act" means the Securities Act (British Columbia), as amended from time to time;

(gg)	"Security Based Compensation Arrangements" has the meaning ascribed thereto in Part VI of the TSX Company Manual, as amended from time to time;

(hh)
"Shares" means a common share in the capital of the Company and any other share that may be added thereto or substituted therefore as a result of amendments to the articles of the Company, reorganization or otherwise, including any rights that form a part of the common share or substituted share;

(ii)	"Stock Exchange Rules" means the applicable rules of the Exchange;

(jj)	"Subsidiary" has the meaning set forth in the Securities Act;

(kk)	"Successor Corporation" has the meaning set forth in section 7.3;

(II)	"Transaction" has the meaning set forth in section 7.1;

(mm)
"TSX" means the Toronto Stock Exchange or, if the Shares are not then listed and posted for trading on TSX, any reference to TSX herein should be interpreted as referring to such stock exchange in Canada on which the Shares are listed and posted for trading as may be selected for such purpose by the Board;

(nn)	"U.S. Securities Act" means the United States Securities Act of 1933, as amended.

1.3	Construction and Interpretation

(a)	In this Plan, all references to the masculine include the feminine; references to the singular shall include the plural and vice versa, as the context shall require.

(b)
The headings of all in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan. References to "section" mean a section contained in the Plan unless expressly stated otherwise.

(c)
In this Plan, "including" and "includes" mean including or includes, as the case may be, without limitation. The words "hereto", "herein", "hereby", "hereunder", "hereof" and similar expressions mean or refer to the Plan as a whole and not to any particular section or other part hereof.

(d)
Whenever the Board or, where applicable, the Committee or any sub-delegate of the Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term "discretion" means the sole and absolute discretion of the Board, the Committee or sub-delegate of the Committee, as the case may be.

(e)	Unless otherwise specified, all references to money amounts are to Canadian currency.

1.4	Effective Date

The Plan shall be effective as of the Effective Date and Options may be granted immediately thereafter, subject to receipt of all regulatory approvals. The Committee shall review and confirm the terms of the Plan from time to time.

2.	Plan Administration

2.1	Administration

The Plan shall be administered by the Committee. Subject to the general purposes, terms and condition of the Plan, and to the direction of the Board, the Committee shall have the authority in its sole and absolute discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, all acting reasonably and in good faith and subject to and not inconsistent with the express provisions of this Plan. Where the Board has delegated a power or authority to the Committee, any reference to the Board in this Plan shall be deemed to be a reference to the Committee.

The powers and duties of the Committee include, without limitation, the following:

(a)	the authority to grant Options;

(b)	to determine the number of Shares subject by each Option;

(c)	to determine the Exercise Price of each Option, subject to the provisions of this Plan;

(d)	to determine the Eligible Persons to whom, and the time or times at which, Options shall be granted;

(e)
to determine the time or times when Options will be granted, vested and exercisable (including any determination to accelerate the vesting of any Options granted hereunder) and determine the Expiry Date of an Option;

(f)	to determine if the Shares that are issuable on the exercise of an Option will be subject to any restrictions upon the exercise of such Option;

(g)	to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

(h)
to interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan (and any such interpretation, construction or determination made by the Committee shall be final, binding and conclusive for all purposes on the Company and the Optionee);

(i)
to determine and prescribe the terms and provisions of Notices of Grant of Options (which need not be identical) provided in connection with grants of Options and the form of documents or processes in respect of the exercise of Options;

(j)	to make all other determinations deemed necessary or advisable for the administration of the Plan; and

(k)	to appoint, in accordance with section 2.2, one or more persons or corporations to perform the duties of the Plan Administrator under the Plan.

Without limiting the discretion conferred on the Committee pursuant to this section 2.1, the Committee's decision to approve the grant of an Option to an Eligible Person in any period shall not require the Committee to approve the grant of an Option to any Eligible Person in any other period; nor shall the Committee's decision with respect to the size or terms and conditions of an Option grant in any period require it to approve the grant of Options of the same or similar size or with the same or similar terms and conditions to any Eligible Person in any other period. The Committee shall not be precluded from approving the grant of an Option to any Eligible Person solely because such Eligible Person may previously have been granted an Option under this Plan or any other similar compensation arrangement of the Company.

2.2	Agreements

(a)	The Company may enter into an agreement or agreements with a person or corporation to perform the duties of the Plan Administrator as set out in this Plan (each, an "Administrative Agreement").

(b)
The Company shall have the right at any time and from time to time, to remove from office the Plan Administrator under the Plan and to appoint another Plan Administrator in its stead in accordance with the terms of the relevant Administrative Agreement.

2.3	Shares Subject to Plan

Options may be granted in respect of authorized and unissued Shares, provided that the aggregate number of Shares reserved for issuance under this Plan, subject to adjustment or increase of such number pursuant to the provisions of section 7.2, shall not exceed 5.5% of the number of issued and outstanding Shares (on a non-diluted basis) at the relevant time. Provided that such maximum number of Shares is not exceeded, following the exercise, expiration, cancellation or other termination of any Options under the Plan, a number of Shares equal to the number of Options or rights so exercised, expired, cancelled or terminated shall automatically become available for issuance in respect of Options that may subsequently be granted under the Plan. No fractional Shares may be purchased or issued under the Plan. In the event the number of Shares to be issued upon the exercise of an Option is a fraction, the Optionee will receive the next lowest whole number of Shares and will not receive any other form of compensation (cash or otherwise) for the fractional interest.

2.4	Conditions to Grant or Exercise

The Committee may, in its discretion, require as conditions to the grant or exercise of any Option, that the Optionee shall have:

(a)
represented, warranted and agreed in form and substance satisfactory to the Company that the Optionee is acquiring and will acquire such Option and the Shares to be issued upon the exercise thereof or, as the case may be, is acquiring such Shares, for the Optionee's own account, for investment and not with a view to or in connection with any distribution, that the Optionee has had access to such information as is necessary to enable evaluation of the merits and risks of such investment and that the Optionee is able to bear the economic risk of holding such Shares for an indefinite period;

(b)	provided certain representations, warranties and certifications to the Company to satisfy the requirements of applicable securities laws;

(c)
agreed to restrictions on transfer in form and substance satisfactory to the Company and to an endorsement on any option agreement or certificate representing the Shares making appropriate reference to such restrictions; and

(d)	agreed to indemnify the Company in connection with the foregoing.

2.5	Additional Requirements

Any Option granted under the Plan shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such Option or the issuance or purchase of Shares thereunder, such Option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration, qualification, consent or approval. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of applicable securities law and the requirements of any stock exchange or consolidated stock price reporting system on which prices for the Shares are quoted at any given time.

3.	Plan Participation

3.1	Eligibility

Options may be granted only to Eligible Persons as the Committee may determine, provided that no Eligible Person has any claim or right to be granted an Option. In determining the Eligible Persons to whom Options may be granted and the number of Options granted to any Eligible Person, the Committee may take into account such factors as it shall determine in its sole and absolute discretion.

3.2	Participation

Participation in the Plan by Eligible Persons is voluntary.

3.3	Pre-Plan Options

Any incentive stock options previously granted by the Company (the "Pre-Plan Options") which remain outstanding as at June 15, 2022 will be deemed to have been issued under and will be governed by the terms of the Plan and, in the event of any inconsistency between the terms of the agreements governing the Pre-Plan Options and the terms of the Plan, the terms of such agreements governing the Pre-Plan Options shall govern. Any Shares issuable upon exercise of the Pre-Plan Options will be included for the purpose of calculating the amounts set out in sections 2.3, 4.4 and 4.5 hereof.

3.4	Option Grants for Transactions

Subject to any applicable regulatory approvals, Options may also be granted under the Plan in substitution for outstanding options of another company in connection with a plan of arrangement or exchange, amalgamation, merger, consolidation, acquisition of property or shares, or other reorganization between or involving such other company and the Company or any of its subsidiaries.

4.	Grant of Options

4.1	Grant of Options

Subject to, and except as herein and as otherwise specifically provided for in this Plan, the number of Shares subject to each Option, the Exercise Price, the Expiry Date of each Option, the extent to which each Option vests and is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Committee; provided, however, that:

(a)	the Expiry Date of an Option shall be no later than the date which is ten years from the date of grant of such Option;

(b)
the date of grant of an Option shall be either the date on which such Option was approved by the Committee (the "Approval Date"), or, if the Approval Date was not a Business Day, then the Business Day immediately following the Approval Date, or, if the Approval Date occurred during a Blackout Period applicable to the relevant Optionee, then the Business Day immediately following the expiry of the Blackout Period applicable to the relevant Optionee; and

(c)
notwithstanding section 4.1(a), if the Expiry Date of an Option occurs during a Blackout Period applicable to the relevant Optionee, or within ten Business Days after the expiry of a Blackout Period applicable to the relevant Optionee, then the Expiry Date for the Option shall be the date that is the tenth Business Day after the expiry of the Blackout Period.

4.2	Notice of Grant of Options

Each Option granted under the Plan shall be subject to the terms and conditions of the Plan and evidenced by a Notice of Grant of Options and such other terms and conditions as the Committee, in its discretion, shall establish.

4.3	Exercise Price

The Exercise Price for Shares that are subject to any Option shall in no circumstances be lower than the Market Price, calculated in accordance with the terms of the Plan at the date of grant of the Option.

4.4	Restrictions on Number of Options to Individual Optionee

Subject to section 4.5, the number of Shares that may be issued to any individual Optionee under the Plan, in combination with the aggregate number of Shares which may be issuable under any other Security Based Compensation Arrangement adopted by the Company, within a one year period, shall not exceed 5% of the number of issued and outstanding Shares (on a non-diluted basis) at the date of grant of the Option (the "Individual Limit").

4.5	Restrictions on Number of Options to Insiders and Non-Employee Directors

Subject to regulatory approval and unless approved by the shareholders of the Company given by the affirmative vote of a majority of the votes cast at a meeting of shareholders of the Company, excluding the votes attached to Shares beneficially owned by Insiders to whom Options may be granted under the Plan:

(a)
the number of Shares issuable to Insiders as a group, at any time, under the Plan, or when combined with all of the other Security Based Compensation Arrangements adopted by the Company, shall not exceed 10% of the number of issued and outstanding Shares (on a non-diluted basis) at the date of grant of the Option (the "Aggregate Insider Limit");

(b)
the number of Shares that may be issued to Insiders as a group, within any one-year period, under the Plan, or when combined with all of the other Security Based Compensation Arrangements adopted by the Company, shall not exceed the Aggregate Insider Limit;

(c)
the number of Shares that may be issued to any one Insider under the Plan, or when combined with all of the other Security Based Compensation Arrangements adopted by the Company, shall not exceed the Individual Limit; and

(d)
the Plan will limit the aggregate annual value of Options that may be granted to each Non-Employee Director under the Plan and any other Security Based Compensation Arrangements established or maintained by the Company so that such value does not exceed $150,000 per Non-Employee Director per financial year of the Company, of which no more than $100,000 may be in the form of Options. The value of each Option shall be determined by the valuation method used by the Company, as disclosed in the Company's last publicly filed financial statements before the grant of the Option.

5.	Exercise of Options

5.1	Exercise

Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Plan Administrator or, if no Plan Administrator is appointed pursuant to the Plan, to the Company, a written notice of exercise specifying the number of Shares with respect to which the Options are being exercised and accompanied by payment in full, by way of cash, cheque or other form of payment acceptable to the Company, of: (a) the Exercise Price of the Shares to be purchased; and (b) an amount for any tax withholding or remittance obligations of the Optionee or the Company arising under Applicable Law (or by entering into some other arrangement acceptable to the Company). Certificates or other evidence of ownership for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

If, as and when any Shares have been duly purchased and paid for under the terms of an Option, and all conditions relating to the exercise of an Option have been fulfilled to the satisfaction of the Committee, such Shares shall be conclusively deemed allotted and issued as fully paid and non-assessable Shares at the price paid therefor.

Notwithstanding the above, the Company may implement (or cause to have implemented) such systems and procedures (including systems and procedures operated by the Plan Administrator) from time to time to facilitate the exercise of Options pursuant to this Plan and shall provide Optionees with all necessary details regarding such systems and procedures to facilitate the exercise of Options from time to time in accordance with their terms.

Notwithstanding any of the provisions of the Plan, any Notice of Grant of Options or any Option, the Company's obligation to issue Shares to an Optionee pursuant to the exercise of any Option shall be subject to:

(a)
completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)	the admission of such Shares to listing on any stock exchange on which the Shares may then be listed;

(c)
the receipt from the Optionee of such representations, warranties, agreements and undertakings, as the Company determines is necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction; and

(d)	the satisfaction of any conditions on exercise prescribed pursuant to the provisions hereof.

5.2	Net Settlement of Options

Subject to the provisions of the Plan and, upon prior approval of the Committee, once an Option has vested and become exercisable an Optionee may elect, in lieu of paying the Exercise Price to purchase Shares as set forth in section 5.1, to exercise such Option by surrendering such Option in exchange for the issuance of Shares equal to the number determined by dividing (a) the difference between the Market Price (calculated as at the date of settlement) and the Exercise Price of such Option by (b) the Market Price (calculated as at the date of settlement). An Option may be surrendered and disposed of pursuant to this section 5.2 from time to time by delivery to the Plan Administrator or, if no Plan Administrator is appointed pursuant to the Plan, to the Company, at its head office or such other place as may be specified by the Plan Administrator or the Company, as the case may be, of (a) a written notice specifying that the Optionee has elected to effect such a net settlement of such Option and the number of Options to be exercised and (b) the payment of an amount for any tax withholding or remittance obligations of the Optionee or the Company arising under Applicable Law (or by entering into some other arrangement acceptable to the Company). The Company will not be required, upon the net settlement of any Options pursuant to this section 5.2, to issue fractions of Shares or to distribute certificates which evidence fractional Shares. If the number of Shares to be issued upon the net settlement of an Option is a fraction, the Optionee will receive the next lowest whole number of Shares and will not receive any other form of compensation (cash or otherwise) for the fractional interest. Upon exercise of the foregoing, the number of Shares underlying the Options disposed of shall be deducted from the number of Shares reserved for issuance under the Plan.

5.3	Blackout Period

No Option shall be exercised pursuant to this section 5 during a Blackout Period.

6.	Termination of Employment

6.1	No Right to Exercise after Termination

Subject to sections 6.2, 6.3 and 6.4 hereof, or to any express resolution or other determination by the Board with respect to an Option or the terms of any Notice of Grant of Options, an Option, and all rights to purchase Shares pursuant thereto, shall expire and terminate immediately upon the Optionee ceasing to actively provide services to the Company in the Optionee's capacity as a director, an Executive Officer, Employee or Consultant of the Company, as the case may be.

6.2	Termination Other than for Retirement, Long-Term Disability, Death or Just Cause

Subject to any express resolution or other determination by the Committee with respect to an Option or the terms of any Notice of Grant of Options, if, before the Expiry Date of an Option, the employment or engagement of the Optionee by the Company is terminated by either party for any reason whatsoever, other than death, Retirement, Long-Term Disability or termination for cause, such Option may, subject to the terms thereof (including the vesting provisions thereof) and any other terms of the Plan, be exercised by the Optionee, at any time within 90 days of the termination of such Optionee's active employment or other service with the Company, but in any case prior to the Expiry Date of the Option in accordance with the terms thereof and only to the extent the Optionee was entitled to exercise the Option on the date of termination. For greater certainty, the termination of active employment shall be the last day an Eligible Person provides actual service to the Company pursuant to a written notice of termination and does not include any subsequent common law or contractual notice period.

6.3	Termination Due to Retirement or Long-Term Disability

If, before the Expiry Date of an Option in accordance with the terms thereof, the employment of the Optionee by the Company is terminated by reason of Retirement or as a result of Long-Term Disability, unless the Committee determines otherwise, all Options held by such Optionee which have vested in accordance with their terms may be exercised at any time within one year following the date of Retirement or termination of the Optionee as a result of a Long-Term Disability or prior to the Expiry Date, whichever is earlier. Options held by an Optionee whose employment has been terminated by reason of Retirement or as a result of Long-Term Disability shall continue to vest in accordance with their terms until the earlier of the date which is one year following the date of Retirement or termination of the Optionee as a result of Long-Term Disability and the Expiry Date.

6.4	Death of the Optionee

If, before the Expiry Date of an Option in accordance with the terms thereof, the employment of the Optionee by the Company is terminated by reason of death, unless the Committee determines otherwise, all outstanding Options held by such Optionee shall become fully vested and may be exercised by the legal personal representative(s) of the estate of the Optionee (including such part, if any, thereof which, but for this section 6.4, would not otherwise be able to be exercised) at any time within one year following the date of death of the Optionee or prior to the Expiry Date, whichever is earlier, and only to the extent the Optionee was entitled to exercise the Option on the date of death.

6.5	No Right of Transfer

Subject to section 6.4 in the case of the death of an Optionee, an Option granted to an Optionee, and the right to receive Shares pursuant thereto, is personal to such Optionee. Except as otherwise provided in this Plan, no assignment, sale, transfer, pledge or charge of an Option, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Option whatsoever in any assignee or transferee and, immediately upon any assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge, such Option shall terminate and be of no further force or effect.

6.6	Transfer Not Termination for Plan Purposes

A transfer of employment or services between the Company and a Subsidiary or affiliate of the Company or between subsidiaries or affiliates of the Company shall not be considered an interruption or termination of the employment of an Optionee by the Company for any purpose of the Plan, and Options shall not be affected by any such transfer of employment or services.

6.7	Change in Employment

Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director, an Executive Officer or Consultant of the Company where the Optionee at the same time continues to be an Eligible Person.

6.8	Deemed Non-Interruption of Engagement

Employment or engagement by the Company shall be deemed to continue intact during any military or sick leave or other bona fide leave of absence if the period of such leave does not exceed 90 days or, if longer, for so long as the Optionee's right to re-employment or re-engagement by the Company is guaranteed either by statute or by contract. If the period of such leave exceeds 90 days and the Optionee's re-employment or re-engagement is not so guaranteed, then the Optionee's employment or engagement shall be deemed to have terminated on the 91st day of such leave.

7.	Business Combinations and Certain Adjustments

7.1	Business Combinations

If, during the term of an outstanding Option, the Company completes any transaction which results in a Change of Control (referred to as a "Transaction"), and, if within 90 days or such other period of time that the Committee determines following the date of the completion of the Transaction, an event or events that would constitute a "constructive dismissal" (as such term is defined pursuant to the common law) occur with respect to an Optionee and, within 90 days or such other period of time that the Committee determines following the date of such "constructive dismissal", such Optionee's employment with the Company is terminated (whether at the discretion of the Optionee or otherwise) all unvested Options shall vest and be exercisable according to the following schedule:

(a)
each exercisable Option then held by the Optionee shall remain exercisable for a period of 90 days or such other period of time that the Committee determines from the date of such termination of employment, but not later than the end of the Expiry Date, and thereafter any such Option shall expire; and

(b)
each non-exercisable Option then held by the Optionee shall become exercisable upon such termination of employment and shall remain exercisable for a period of 90 days or such other period of time that the Committee determines from the date of such termination of employment, but not later than the end of the Expiry Date, and thereafter any such Option shall expire.

7.2	Adjustments

Appropriate adjustments as regards Options granted or to be granted, in the number of Shares optioned and in the Exercise Price, shall be made by the Committee to give effect to adjustments in the number of Shares resulting from subdivisions, consolidations or reclassifications of the Shares, or other relevant changes in the Company. The appropriate adjustment in any particular circumstance shall be conclusively determined by the Committee in its sole discretion, subject to the direction of the Board, approval by the shareholders of the Company and to acceptance by the Exchange, respectively, if applicable.

7.3	Other Adjustments

If at any time after the grant of an Option to any Optionee and prior to the Expiry Date of such Option, the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in section 7.2 or, subject to the provisions of section 7.1 hereof, the Company shall consolidate, merge or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the "Successor Corporation") the Optionee shall be entitled to receive upon the subsequent exercise of the Option in accordance with the terms hereof and shall accept in lieu of the number of Shares to which the Optionee was theretofore entitled upon such exercise but for the same aggregate consideration payable therefor, the aggregate number of shares of the appropriate class and/or other securities of the Company or the Successor Corporation (as the case may be) and/or other consideration from the Company or the Successor Corporation (as the case may be) that the Optionee would have been entitled to receive as a result of such reclassification, reorganization or other change or, subject to the provisions of section 7.1 hereof, as a result of such consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change or the effective date of such consolidation, merger or amalgamation, as the case may be, he or she had been the registered holder of the number of Shares to which he or she was theretofore entitled upon such exercise.

8.	Amendment or Termination of the Plan

8.1	Amendment and Termination of the Plan

Subject to sections 8.2, 8.3 and 8.4, the Board may, at any time and from time to time, without the approval of the holders of Shares or any other voting securities of the Company, suspend, discontinue or amend the Plan or any outstanding Option granted hereunder, in whole or in part, for any purpose whatsoever, provided that all material amendments to the Plan shall require the prior approval of the shareholders of the Company. Examples of the types of amendments that are not material that the Board is entitled to make without shareholder approval include, without limitation, the following:

(a)	ensuring compliance with Applicable Law;

(b)
amendments of a "housekeeping" nature, which include amendments to eliminate any ambiguity or correct or supplement any provision contained herein which may be incorrect or incompatible with any other provision hereof;

(c)	a change to provisions on transferability of Options for normal estate settlement purposes;

(d)
a change in the process by which an Optionee who wishes to exercise an Option can do so, including the required form of payment for the Shares being purchased, the form of exercise notice and the place where such payments and notices must be delivered;

(e)
changing the vesting and exercise provisions of the Plan or any Option in a manner which does not entail an extension beyond the original Expiry Date for any applicable Option, including to provide for accelerated vesting and early exercise of any Options deemed necessary or advisable in the Board's discretion; and

(f)	changing the termination provisions of the Plan or any Option which does not entail an extension beyond the original Expiry Date for that Option.

8.2	Amendments Requiring Shareholder Approval

To the extent required by the Stock Exchange Rules, notwithstanding section 8.1, the Board may not, without the approval of the holders of a majority of Shares and other voting securities of the Company present and voting in person or by proxy at a meeting of shareholders of the Company, amend the Plan or an Option to:

(a)	increase the maximum number of Shares issuable;

(b)	make any amendment that would reduce the Exercise Price of an outstanding Option (including a cancellation and reissue of an Option or other entitlements);

(c)	make any amendments to the Non-Employee Director participation limits set forth in section 4.5(d) hereof;

(d)
extend the Expiry Date of any Option granted under the Plan beyond the Expiry Date of the Option determined at the date of grant in accordance with the Plan, except as provided for in section 4.1 with respect to an Expiry Date that occurs during a Blackout Period;

(e)
changing the categories of individuals contained in the definition of "Eligible Person" who are eligible to participate in the Plan, including where such change may introduce, re-introduce, broaden or increase the participation of Non-Employee Directors under the Plan;

(f)
amend the Plan to permit the transfer or assignment of Options, except to permit a transfer to a family member, an entity controlled by the holder of the Options or a family member, a charity or for normal estate planning or estate settlement purposes; or

(g)	any amendments to the plan amendment provisions of this Plan,

provided that, in the case of an amendment referred to in sections 8.2(a) and 8.2(d), Insiders who benefit from such amendment are not eligible to vote their Shares in respect of the approval.

8.3	No Adverse Effect

Unless an Optionee otherwise agrees, the Board may not suspend, discontinue or amend the Plan or amend any outstanding Option in a manner that would materially and adversely alter or impair any Option previously granted to an Optionee under the Plan, and any such suspension, discontinuance or amendment of the Plan or amendment to an Option shall apply only in respect of Options granted on or after the date of such suspension, discontinuance or amendment. No suspension, discontinuance or amendment of the Plan or amendment of an Option may contravene the requirements of the Exchange or any securities commission or regulatory body to which the Plan, the Option or the Company is now or may hereafter be subject.

8.4	No Amendment to Section 8

Other than an amendment within the nature of sections 8.1(a) or 8.1(b), the Board may not amend any provision of this section 8 without the approval of the holders of a majority of Shares and other voting securities of the Company present and voting in person or by proxy at a meeting of shareholders of the Company.

9.	Accounts, Notices and Miscellaneous Provisions

9.1	Accounts and Statements

The Plan Administrator (or if none is appointed, the Company) shall maintain records of the details of each Option granted to each Optionee under the Plan. Upon request therefor from an Optionee and at such other times as the Company shall determine, the Plan Administrator (or if none is appointed, the Company) shall furnish the Optionee with a statement setting forth details of Options held. Such statement shall be deemed to have been accepted by the Optionee as correct unless written notice to the contrary is given to the Plan Administrator (or if none is appointed, the Company) within 10 days after such statement is given to the Optionee.

9.2	Notices

Any payment, notice, statement, certificate or other instrument required or permitted to be given to an Optionee or any person claiming or deriving any rights through the Optionee shall be given by:

(a)	delivering it personally to the Optionee or the person claiming or deriving rights to the Optionee, as the case may be;

(b)	mailing it, postage paid (provided that the postal service is then in operation) or delivering it to the address which is maintained for the Optionee in the Company's personnel records; or

(c)	facsimile, e-mail or other similar means of electronic communication.

9.3	Address

Any payment, notice, statement, certificate or instrument required or permitted to be given to the Plan Administrator or the Company, as the case may be, shall be given by mailing it, postage prepaid (provided that the postal service is then in operation) or delivering it to the Plan Administrator or the Company, as the case may be, at the following address:

SilverCrest Metals Inc.

Suite 501, 570 Granville Street
Vancouver, British Columbia V6C 3P1
Attention: Chief Financial Officer
Email: info@silvercrestmetals.com

9.4	Date of Delivery

Any payment, notice, statement, certificate or instrument referred to in sections 9.2 or 9.3, if delivered, shall be deemed to have been given or delivered, on the date on which it was delivered; if faxed, e- mailed or sent by other means of recorded electronic communication, shall be deemed to have been given or delivered, on the date of faxing, e-mailing or sending by other means of electronic communication, provided that such date is a Business Day and the communication is so faxed, e-mailed or sent before 4:30 p.m. on such date at the place of receipt, otherwise, such communication shall be deemed to have been given and delivered on the next following Business Day; or, if mailed (provided that the postal service is then in operation), shall be deemed to have been given or delivered on the second Business Day following the date on which it was mailed.

9.5	Shareholder and Regulatory Approval

The Plan (and any amendments thereto as required under section 8) shall be subject to such future approvals of the shareholders of the Company and any stock exchange upon which the Shares trade from time to time as may be required under the terms of the Plan or such stock exchange from time to time. Any Options granted on terms requiring such approval shall be conditional upon such approval being given and no such Options may be exercised until such approval is given.

9.6	Withholding Taxes

Notwithstanding anything else in this Plan, the Company may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority whatsoever to withhold in connection with any Share including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of Shares to be issued under the Plan, until such time as the Eligible Person has paid the Company for any amount which the Company is required to withhold with respect to such taxes or other amounts. Without limitation to the foregoing, the Committee may adopt administrative rules under the Plan which provide for the sale of Shares (or a portion thereof) in the market upon the issuance of such Shares under the provisions of the Plan to satisfy withholding obligations under the Plan.

9.7	No Right of Ownership

Any holder of an Option shall not possess any rights of ownership as a shareholder of the Company with respect to any of the Shares covered by such Option including, for greater certainty and without limitation, the right to receive dividends on such Shares and the right to exercise voting rights in respect of such Shares, until such holder shall have exercised such Option in accordance with the terms of the Plan and the issuance of the Shares by the Company.

9.8	No Right of Continued Employment

Nothing in the Plan, any Notice of Grant of Options or any Option shall confer upon any Optionee any right to continue in the employ of the Company or any of its subsidiaries or affect in any way the right of the Company or any of its subsidiaries to terminate the Optionee's employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or any expression of intent, on the part of the Company or any of its subsidiaries to extend the employment of any Optionee beyond the time that he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Company or any of its subsidiaries, or any present or future retirement policy of the Company or any of its subsidiaries, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment of the Company or any of its subsidiaries.

9.9	Expenses

All expenses in connection with the Plan shall be borne by the Company.

9.10	Governing Law

This Plan shall be governed by, construed and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

9.11	Severability

If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.